EXHIBIT 99

FOR IMMEDIATE RELEASE CONTACT: ROBERT J. WELLS VICE PRESIDENT, CORPORATE COMMUNICATIONS AND PUBLIC AFFAIRS 216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
The Sherwin-Williams Company Reports First Quarter 2007 Financial Results
▶	Consolidated net sales were $1.756 billion and diluted net income per common share was $.83
▶	Opened 27 net new stores; 17 in Paint Stores Group and 10 in Global Group
▶	Working capital ratio—accounts receivable plus inventories less accounts payable to 12 months sales—was 13.1% for the quarter compared to 13.7% last year
▶	Gross margin increased 150 basis points to 45.1% of sales from 43.6% last year
▶	Reaffirming EPS guidance of $4.55 to $4.65 per share for the full year
     CLEVELAND, OHIO, April 19, 2007 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2007. Consolidated net sales, net income and diluted net income per common share were essentially flat in the quarter with last year’s results. Consolidated net sales were $1.756 billion in the quarter, a decline of .7% from $1.769 billion in sales achieved in last year’s first quarter. Consolidated net income of $111.8 million in the quarter decreased 1.6% from $113.7 million in the first quarter of 2006. Diluted net income per common share in the quarter improved 1.2% to $.83 per share from $.82 per share in the first quarter of 2006.
     Net sales in the Paint Stores Group of $1.051 billion in the quarter were .5% lower than last year’s $1.056 billion due primarily to soft domestic architectural paint sales to do-it-yourself (DIY) customers and to builders and contractors in the weak new residential market. During the quarter, net sales from stores open for more than twelve calendar months decreased 2.4% over last year’s first quarter. Paint Stores Group segment profit increased $9.1 million, or 8.0%, to $122.4 million during the quarter from $113.3 million last year. Segment profit as a percent to net sales increased to 11.6% from 10.7% due primarily to effective SG&A expense control and the return to a more normal gross profit percentage of sales.
     In the Consumer Group, net sales decreased 8.7% in the quarter to $301.2 million from $329.9 million a year ago. The sales decline was due primarily to soft DIY demand at most of the Segment’s retail customers and the final period in the elimination of a portion of a paint program with a large retail customer. Segment profit of the Consumer Group decreased 1.1% to $56.1 million in the quarter from $56.7 million last year. Segment profit increased as a percent to net sales to 18.6% from 17.2% last year due to tight spending control and better factory utilization.
     The Global Group’s net sales in the quarter increased 5.7% to $402.2 million from $380.6 million in the first quarter last year when stated in U.S. dollars. This Segment’s net sales increase of 4.8% in local currency was due primarily to a new product introduction in the U.K., architectural paint selling price increases and volume gains in South America and improved automotive and product finishes sales. Segment profit of the Global Group for the quarter improved $2.9 million, or 9.0%, to $35.4 million from $32.5 million in the first quarter of 2006 and increased as a percent to net sales to 8.8% from

8.5% last year. Global Group segment profit was driven by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. There was no significant impact on Global Group segment profit in the quarter due to currency exchange fluctuations.
     The Company acquired 3,350,000 shares of its common stock through open market purchases during the quarter and had remaining authorization at March 31, 2007 to purchase 9,471,000 shares.
     Commenting on the financial results for the first quarter, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are encouraged by the improvement in domestic commercial architectural and industrial maintenance sales in the Paint Stores Group and continued growth in architectural, industrial maintenance, OEM and automotive finishes sales in the Global Group. The domestic DIY and new residential markets were softer than we had anticipated during the first quarter.
     “In spite of the tough paint market in the first quarter, we continued to invest in new stores, opening 17 net new locations in Paint Stores Group and ten in our Global Group. We made further progress in our management of working capital, reducing our working capital ratio to 13.1% of sales from 13.7% in the first quarter last year. Our operating segment management teams continued to achieve improved gross margins as a result of hard work invested over the last few years to return our gross margins to more normal run rates after being pressured by the significant rise in raw material costs during 2004, 2005 and 2006. We created shareholder value by our practical use of cash to buy shares of our own stock and increase the dividend rate, and have strategically positioned our balance sheet to be financially sound and capable of financing our business growth.”
     “During the second quarter of 2007, we anticipate achieving a percentage increase in consolidated net sales in the low single digits over last year’s second quarter. With sales at that level, we expect diluted net income per common share for the second quarter to be in the range of $1.37 to $1.45 per share compared to $1.33 per share last year. For the full year 2007, we anticipate that the percentage increase in our consolidated net sales will be in the low single digits over 2006. With annual sales at that level, we are reaffirming our guidance that our diluted net income per common share for 2007 will be in the range of $4.55 to $4.65 per share compared to $4.19 per share earned in 2006. For the second quarter and full year 2007, we expect the effective tax rates will be slightly higher than the rates recognized in 2006.”
     The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2007 at 11:00 a.m. ET on April 19, 2007. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the April 19th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Tuesday, May 8, 2007 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the development, manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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     This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended March 31,
Thousands of dollars, except per share data	2007	2006

Net sales	$1,756,178	$1,768,528
Cost of goods sold	964,812	997,117
Gross profit	791,366	771,411
Percent to net sales	45.1%	43.6%
Selling, general and administrative expenses	617,740	597,585
Percent to net sales	35.2%	33.8%
Other general (income) expense — net	(765)	2,765
Interest expense	18,581	17,350
Interest and net investment income	(7,100)	(5,837)
Other income — net	(608)	(2,363)

Income before income taxes	163,518	161,911
Income taxes	51,716	48,240

Net income	$111,802	$113,671

Net income per common share:
Basic	$0.85	$.84

Diluted	$0.83	$.82

Average shares outstanding — basic	131,054,573	134,531,493

Average shares and equivalents outstanding — diluted	134,985,566	138,397,997

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on Press Room, then choosing Corporate Press Releases in the Corporate Information box and clicking on the reference to the April 19th release.